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                            EXHIBIT 99(b)
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                                                  Exhibit 99(b)

      Consumers Power Company Global Settlement With MPSC Staff

On September 8, 1995 Consumers Power Company (CPCo) and the staff of the Michigan Public Service Commission (MPSC) filed a settlement agreement at the MPSC regarding several outstanding rate proceedings. A summary of the major components of the settlement agreement follow:

ELECTRIC RATE CASE

* Base rate increase of $49.9 million effective upon approval of the settlement agreement by the MPSC.

* Substantial reduction of residential rate subsidy by large industrial rate class, resulting in $35 million (4.3%) reduction in these rates.

* Future annual base rate increases will be determined by the company subject to verification by the MPSC through 2000, (excluding nuclear decommissioning surcharges). These increases are limited to the percentage change in the Detroit Consumers Price Index (CPI) minus one percent.

* Fuel and purchased power cost recovery to continue under current provisions or any subsequent mechanism that may be adopted.


MCV COST RECOVERY

* Cost recovery approval for 325 MW of MCV contract capacity, in addition to the 915 MW already approved by the MPSC, granted beginning January 1, 1996.

* Initial average capacity charge of 2.86 cents per kWh, escalating to 3.62 cents per kWh in 2004 and thereafter as shown in the table below.


SPECIAL COMPETITIVE SERVICES RATE AND DIRECT ACCESS SERVICE

* Qualifying retail customers (those with maximum demand of at least 3 MW) can purchase generation services from any independent power producer or qualifying facility located in Michigan (excludes investor owned utilities, co-ops, municipal utilities and existing customer generation.)

* CPCo can enter into contracts with these qualifying retail customers at negotiated rates; however, CPCo cannot request rate recovery for any discounts prior to January 1, 2000.

* Load under the direct access service and negotiated rate contracts limited to a total of 650 MW.

* CPCo to receive a direct access service charge equal to 1.1 cents per kWh and a replacement power charge of at least the cost of replacement power plus 1.1 cents per kWh.

* Direct access service to be available through at least December 31, 2000.


DEPRECIATION RATE CASE

* Overall annual depreciation expense unchanged for electric and common utility plant, while implementing depreciation rate changes for individual accounts and groups.

* Increase in depreciation reserve balances of $86.6 million for Palisades Nuclear Plant and $7.0 million for Big Rock Nuclear Plant and decrease of $93.6 million for Transmission Plant.

* Record $18 million of annual Steam Production Plant depreciation expense in the nuclear plant depreciation reserve (Palisades - $13 million; Big Rock Point - $5 million).



       Composite Capacity Charges for the 325 MW of MCV Power
         Covered by the Settlement Agreement (in cents/kWh)

                           Average     On-Peak    Off-Peak

               1996           2.89       2.969       2.821
               1997           3.17       3.267       3.104
               1998           3.23       3.328       3.162
               1999           3.29       3.390       3.220
               2000           3.35       3.452       3.279
               2001           3.42       3.520       3.344
               2002           3.49       3.588       3.409
               2003           3.55       3.657       3.474
             2004 and         3.62       3.725       3.539
             thereafter

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